UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 13, 2015

WORLD FUEL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	1-9533 (Commission File Number)	59-2459427 (I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami (Address of principal executive offices)	33178 (Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement

The information set forth below in Item 5.02 of this Form 8-K is incorporated herein by reference.

Item 5.02.                Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On March 13, 2015, World Fuel Services, Inc. (“WFS Inc.”) and Mr. Michael S. Clementi agreed that he would retire from his position as Aviation Segment President of WFS Inc., a subsidiary of World Fuel Services Corporation (the “Company”), effective March 16, 2015.  In connection with the termination of the employment agreement between WFS Inc. and Mr. Clementi, as amended (the “Employment Agreement”), which has been previously filed with the Securities and Exchange Commission (the “SEC”) and described in detail in the Company’s 2014 Proxy Statement, Mr. Clementi will be entitled to receive those payments and benefits provided for in a termination without cause as set forth in (i) the Employment Agreement and (ii) the restricted stock unit award agreements (“RSUs”) and restricted stock award agreement (“RSA”) governing his 2012 and 2014 RSUs and 2013 RSA, the forms of which have been previously filed with the SEC.  In addition, Mr. Clementi also entered into a separation agreement that includes, among other things, a general release of all legal claims, confidentiality provisions, as well as a four-year non-compete and non-solicitation restriction.

As a result of the foregoing, the Company will record a one-time charge of approximately $3.3 million in the first quarter of 2015.  The after-tax impact of approximately $2.0 million will reduce diluted earnings per share by $0.03 for the first quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 16, 2015	World Fuel Services Corporation

/s/ R. Alexander Lake
R. Alexander Lake
Senior Vice President,General Counsel and
Corporate Secretary